EXHIBIT 5

                         [LETTERHEAD OF STOEL RIVES LLP]


                                                     March 31, 2000

THCG, Inc.
650 Madison Avenue, 21st Floor
New York, New York 10022

         Re:      THCG, Inc. Registration Statement on Form S-3
                  ---------------------------------------------

Ladies and Gentlemen:

                  We have acted as Utah counsel to THCG, Inc. (formerly known as Walnut Financial Services, Inc. ("Walnut")), a Utah corporation (the "Registrant"), in connection with certain matters related to the filing by the Registrant of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 as amended, covering the resale of up to 907,556 shares (collectively, the "Shares") of common stock, par value $0.01 per share, of the Registrant by the holders thereof.

                  In connection with the preparation of this opinion letter and as the basis for the opinion set forth below (the "Opinion"), we have made such investigations of the laws of the State of Utah as we have deemed relevant and necessary, and we have examined such documents as we have deemed relevant and necessary, including the following:

                  (a) a photocopy of the resolutions of the board of directors of the Registrant adopted on January 25, 2000;

                  (b) a photocopy of the Stock Purchase Agreement dated as of February 7, 2000 by and among the Registrant and the stockholders of Global Credit Services, Inc. listed on Schedule 1 thereto (the "Global Credit Stock Purchase Agreement");

                  (c) a photocopy of the resolutions of the board of directors of Walnut dated August 13, 1999 regarding the sale by Walnut of certain warrants to purchase up to 1,000,000 shares of the common stock of Walnut (the "Warrants");

                  (d) a photocopy of the Class A Warrant Agreement dated as of October 15, 1997 between Walnut and Corporate Stock Transfer, Inc.;

                  (e) a photocopy of the Warrant Purchase Agreement dated as of October 15, 1997 among Walnut and Lawrence Kaplan, Frank Shelley, Craig Gross, Theodore Burns and Paul Savage;

THCG, Inc.
March 30, 2000
Page 2
                  (f) a photocopy of the resolutions of the board of directors of the Registrant adopted on March 29, 2000, certified as of March 31, 2000 by Shai Novik, the corporate secretary of the Registrant;

                  (g) a photocopy of a Finder Agreement dated December 29, 1999 between the Registrant and Ivan Berkowitz; and

                  (h) a photocopy of the Registration Statement.

                  For purposes of this opinion letter, the following terms and phrases have the following meanings:

                        (i) "internal laws of the State of Utah" means the laws of the State of Utah, excluding any provisions or principles of Utah law that might require the application of the law of any state or jurisdiction other than the State of Utah.

                        (ii) "laws of the State of Utah" or "Utah law" means and is limited to the present published statutes of the State of Utah, the administrative rules and regulations of agencies of the State of Utah as contained in the present published Utah Administrative Code, and the present published decisions of the Utah Court of Appeals and the Utah Supreme Court.

                  Based solely upon the examination describe above, and subject to the assumptions, qualifications, limitations and exceptions set forth in this opinion letter, we are of the opinion that (a) 863,856 of the Shares have been duly authorized and are validly issued, fully paid and nonassessable, and (b) the remaining 43,700 of the shares have been duly authorized and, when issued and paid for in accordance with the applicable resolutions described above and the Global Credit Stock Purchase Agreement, will be validly issued, fully paid and nonassessable.

                  The Opinion is predicated upon and is limited by the matters set forth in the Opinion and is further subject to the qualifications, exceptions, assumptions, and limitations set forth below:

                  A. We have assumed that the issuance of the Warrants by Walnut was duly approved by the shareholders of Walnut and that such issuance complied in all respects with the Investment Company Act of 1940, as amended.

                  B. The Opinion is subject to the following:

                        (i) The opinion is limited to the laws of the State of Utah. We express no opinion as to local laws, federal laws or the laws of any other state or country.

                        (ii) Our duties and responsibilities with respect to this opinion letter shall at all times and in all respects be governed by and construed solely in accordance with the internal laws of the State of Utah.

THCG, Inc.
March 30, 2000
Page 3

                  C. We have not passed upon or considered, and for purposes of the Opinion we have assumed (i) the genuineness of all signatures, (ii) the conformity to the original documents of all photocopies or facsimile copies submitted to us, whether certified or not, and the authenticity of the originals of such copies and (iii) the authenticity of all documents submitted to us as originals.

                  D. The opinion is limited to that expressly stated and no other opinions should be implied.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                                     Very truly yours,

                                                     /s/ Stoel Rives LLP